                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 8-K/A

                    CURRENT REPORT UNDER SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported): October 4, 2000


                                  NOVAVAX, INC.
             (Exact name of registrant as specified in its charter)


          DELAWARE                      0-26770             22-2816046
          --------                      -------             ----------
(State or other jurisdiction         (Commission           (I.R.S. Employer
of incorporation or organization)      File No.)          Identification No.)


                    8320 GUILFORD ROAD, COLUMBIA, MD 21046
                    -------------------------------- -----
             (Address of principal executive offices) (Zip code)


                                (301) 854-3900
                                --------------
              Registrant's telephone number, including area code


                                NOT APPLICABLE
                                --------------
        (Former name or former address, if changed since last report)

                                  NOVAVAX, INC.
                       ITEMS TO BE INCLUDED IN THIS REPORT

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

    (a) Audited Combined Financial Statements of Fielding Pharmaceutical Company and MB Packaging, Inc., attached hereto as Appendix I.

            (1) Report of Independent Accountants dated October 20, 2000.

            (2) Combined Balance Sheets as of December 31, 1999 and 1998.

            (3) Combined Income Statements for the years ended December 31, 1999 and 1998.

            (4) Combined Statements of Changes in Stockholders' Equity for the
                two years ended December 31, 1999.

            (5) Combined Statements of Cash Flows for the years ended December
                31, 1999 and 1998.

            (6) Notes to the Combined Financial Statements

    (b) Unaudited Interim Combined Financial Statements of Fielding Pharmaceutical Company and MB Packaging, Inc., attached hereto as Appendix II.

            (1) Unaudited Combined Balance Sheets as of September 30, 2000 and
                December 31, 1999.

            (2) Unaudited Combined Income Statements for the nine-month periods ended September 30, 2000 and 1999.

            (3) Unaudited Combined Statements of Cash Flows for the nine-month periods ended September 30, 2000 and 1999.

            (4) Notes to the Combined Financial Statements


    (c) Unaudited Pro Forma Consolidated Financial Information of Novavax, Inc. and Fielding Pharmaceutical Company, attached hereto as Appendix III.

            (1) Unaudited Pro Forma Consolidated Statement of Operations for the
                year ended December 31, 1999

            (2) Unaudited Pro Forma Consolidated Statement of Operations for the
                nine-month period ended September 30, 1999.

            (3) Unaudited Pro Forma Consolidated Balance Sheet as of September
                30, 2000.

            (4) Notes to the Unaudited Pro Forma Financial Statements.

    (d) Exhibits

                2.1 Agreement and Plan of Merger dated as of October 4, 2000, by and among Novavax, Inc., Fielding Acquisition Corporation (a wholly-owned subsidiary of Novavax, Inc.), The Fielding Pharmaceutical Company, MB Packaging Co. (an affiliate of Fielding Pharmaceutical Company) and the Stockholders of Fielding Pharmaceutical Company, including Melissa E. Georges, William E. Georges, John P. Gauthier, Joe D. Ducharme and Credit Shelter Trust A of the George P. Georges Revocable Trust dated November 12, 1992. (Incorporated by reference to Exhibit 2.1 filed with Novavax's Current Report on Form 8-K dated October 4, 2000.)

               23.1 Consent of PricewaterhouseCoopers LLP dated December 18,
                    2000.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                 NOVAVAX, INC.


Date: December 18, 2000              By: /s/ DENNIS W. GENGE
                                        --------------------------------------
                                         Dennis W. Genge, Vice President
                                         And Chief Financial Officer/Treasurer

                                                                      APPENDIX I

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                    --------




                                                                                   PAGE(S)

Report of Independent Accountants                                                     1

Financial Statements:

    Combined Balance Sheets                                                           2

    Combined Income Statements                                                        3

    Combined Statements of Changes in Stockholders' Equity                            4

    Combined Statements of Cash Flows                                                 5

Notes to Combined Financial Statements                                               6-13

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Fielding Pharmaceutical Company and MB Packaging, Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of income, of changes in stockholders' equity and of cash flows, present fairly, in all material aspects, the combined financial position of Fielding Pharmaceutical Company and MB Packaging, Inc. at December 31, 1999 and 1998, and the results of their combined operations and their combined cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


October 20, 2000

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                             COMBINED BALANCE SHEETS

                                    --------

                                                                         December 31,
                                                                 -----------------------------
                                                                     1999           1998
                                                                 --------------  -------------
                             ASSETS

Current assets:
  Cash and cash equivalents                                      $   1,280,716   $    414,435
  Accounts receivables, net                                          2,201,183        707,453
  Inventories                                                          464,378         92,404
  Prepaid and other current assets                                       7,130         17,750
                                                                 --------------  -------------
               Total current assets                                  3,953,407      1,232,042
                                                                 --------------  -------------

Property and equipment, net                                            128,892         83,216
                                                                 --------------  -------------

               Total assets                                      $   4,082,299   $  1,315,258
                                                                 ==============  =============

              LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                               $      87,026   $     81,414
  Accrued expenses                                                     197,515        257,727
  Income taxes payable                                                  21,517         -
  Notes payable to stockholders                                        249,560         -
                                                                 --------------  -------------
               Total current liabilities                               555,618        339,141
                                                                 --------------  -------------

Commitments and contingencies

Stockholders' equity:
  MB Packaging, Inc. stockholders' equity:
   Common stock; $1.00 par value; 10 shares authorized; 2
    shares issued and outstanding                                            2              2
   Additional paid-in capital                                              198            198
   Retained earnings                                                   406,809        282,455
                                                                 --------------  -------------
                                                                       407,009        282,655
                                                                 --------------  -------------

  Fielding Pharmaceutical Company stockholders' equity:
   Common stock; $10.00 par value; 3,000 shares authorized; 610
    shares issued and outstanding                                        6,100          6,100
   Retained earnings                                                 3,113,572        687,362
                                                                 --------------  -------------
                                                                     3,119,672        693,462
                                                                 --------------  -------------
               Total stockholders' equity                            3,526,681        976,117
                                                                 --------------  -------------

               Total liabilities and stockholders' equity        $   4,082,299   $  1,315,258
                                                                 ==============  =============


    The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                           COMBINED INCOME STATEMENTS

                                    --------





                                                                For the years ended
                                                                   December 31,
                                                            ----------------------------
                                                               1999           1998
                                                            ------------- --------------
Net sales                                                   $ 11,568,684  $   5,086,565
Cost of sales                                                  2,786,534      1,384,119
                                                            ------------- --------------

Gross profit                                                   8,782,150      3,702,446

Selling and administrative expenses                            5,177,406      3,167,800
                                                            ------------- --------------

Operating income                                               3,604,744        534,646

Other (income) expense:
   Interest income                                               (23,048)        (6,952)
   Interest expense                                                6,381          2,789
                                                            ------------- --------------
Income before income taxes                                     3,621,411        538,809
Provision for income taxes                                        37,147        -
                                                            ------------- --------------
Net income                                                  $  3,584,264  $     538,809
                                                            ============= ==============


    The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    --------





                                           MB Packaging, Inc.
                             --------------------------------------------------
                              Common Stock    Additional
                             ---------------    Paid-in    Retained
                             Shares   Amount    Capital    Earnings    Total
                             ------ --------  ----------- ---------- ----------
Balance at December 31, 1997      2 $      2  $       198 $  175,765 $  175,965

Net income                        -        -            -    106,690    106,690
                             ------ --------  ----------- ---------- ----------

Balance at December 31, 1998      2        2          198    282,455    282,655

Net income                        -        -            -    124,354    124,354

Distribution to stockholders      -        -            -          -          -
                             ------ --------  ----------- ---------- ----------

Balance at December 31, 1999      2 $      2  $       198 $  406,809 $  407,009
                             ====== ========  =========== ========== ==========


                                   Fielding Pharmaceutical Company
                             -----------------------------------------
                              Common Stock                                 Total
                             ---------------   Retained                 Stockholders'
                             Shares  Amount    Earnings       Total       Equity
                             ------ --------  -----------  -----------  -------------
Balance at December 31, 1997    610 $  6,100  $   255,243  $   261,343  $     437,308

Net income                        -        -      432,119      432,119        538,809
                             ------ --------  -----------  -----------  -------------

Balance at December 31, 1998    610    6,100      687,362      693,462        976,117

Net income                        -        -    3,459,910    3,459,910      3,584,264

Distribution to stockholders      -        -   (1,033,700)  (1,033,700)    (1,033,700)
                             ------ --------  -----------  -----------  -------------

Balance at December 31, 1999    610 $  6,100  $ 3,113,572  $ 3,119,672  $   3,526,681
                             ====== ========  ===========  ===========  =============


    The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                    --------

                                                                   For the years ended
                                                                      December 31,
                                                               ----------------------------
                                                                   1999            1998
                                                               -------------  -------------
Cash flows from operating activities:
  Net income                                                   $  3,584,264   $    538,809
  Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                38,093         30,171
        Changes in operating assets and liabilities:
               Accounts receivable, net                          (1,493,730)      (315,747)
               Inventories                                         (371,974)        58,379
               Prepaid and other current assets                      10,620          4,364
               Accounts payable                                       5,612          1,862
               Accrued expenses                                     (60,212)       102,213
               Income taxes payable                                  21,517         -
                                                               -------------  -------------

                   Net cash provided by operating activities      1,734,190        420,051
                                                               -------------  -------------

Cash flows from investing activities:
  Purchases of property and equipment                               (83,769)       (43,984)
                                                               -------------  -------------

                   Net cash used in investing activities            (83,769)       (43,984)
                                                               -------------  -------------

Cash flows from financing activities:
  Payment of notes payable                                           -             (49,100)
  Proceeds from notes payable from stockholders                     249,560         -
  Distribution to stockholders                                   (1,033,700)        -
                                                               -------------  -------------

                   Net cash used in financing activities           (784,140)       (49,100)
                                                               -------------  -------------

Net increase in cash and cash equivalents for the year              866,281        326,967

Cash and cash equivalents at beginning of year                      414,435         87,468
                                                               -------------  -------------

Cash and cash equivalents at end of year                       $  1,280,716   $    414,435
                                                               =============  =============

Supplemental disclosure of cash flow information:
  Cash paid for interest                                       $      6,381   $      2,789
  Cash paid for income taxes                                   $     16,632   $      2,736


    The accompanying notes are an integral part of these combined financial statements.

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------


1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    DESCRIPTION OF BUSINESS

    Fielding Pharmaceutical Company, a Missouri corporation ("Fielding"), is a women's health care specialty pharmaceutical company focused on the marketing, distribution and sale of prescription products, including pre-natal vitamins.

    MB Packaging, Inc. ("MB Packaging") is a Missouri Corporation, which repackages pharmaceutical products for Fielding.

    BASIS OF PRESENTATION

    The combined financial statements include the accounts of Fielding Pharmaceutical Company and MB Packaging, Inc. ("the Company"). Stockholders' equity of each company has been shown separately. All intercompany transactions have been eliminated in combination.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments having original maturities of 90 days or less at the date of acquisition to be cash equivalents. The carrying value of cash equivalents approximates fair value.

    INVENTORIES

    Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. Inventories are reduced by allowances, when necessary, for slow-moving or obsolete products. No such allowances were deemed necessary at December 31, 1999 and 1998.

    TRADEMARKS

    The Company has trademarks for various products. As the Company has no cost basis in these trademarks, no amounts have been included in the Company's balance sheets at December 31, 1999 and 1998.


                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------



    PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Furniture and equipment and automobiles are depreciated using the straight-line method over the estimated useful lives, generally three to seven years. Leasehold improvements are amortized using the straight-line method over the terms of the leases or the estimated useful lives of the assets, if shorter.

    Repair and maintenance costs are expensed as incurred while major improvements, which extend the useful lives of the assets are capitalized. At the time of retirement or other disposal of property and equipment, the cost and related accumulated depreciation are removed from their respective accounts and any resulting gain or loss is included in operations.

    IMPAIRMENT OF LONG-LIVED ASSETS

    The Company periodically evaluates the recoverability of its long-lived assets. The Company considers historical performance and anticipated future results in its evaluation of potential impairment. Accordingly, when indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of expected discounted future cash flows are less than the assets' carrying value. No such impairment losses have been recognized to date.

    RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

    REVENUE RECOGNITION

    The Company earns revenue from the sale of pharmaceutical products. The Company recognizes revenue, net of returns, discounts and rebates, only after the product is delivered, provided that no significant Company obligations remain and collection of the receivable is reasonably assured.

    SEGMENT INFORMATION

    Effective January 1, 1998, the Company adopted the provisions of SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. The Company operates in a single business segment.


                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------

    FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are carried at cost which approximates fair value due to the short maturities of these instruments.

    ADVERTISING EXPENSES

    The Company expenses the cost of advertising its products as incurred. Such costs are included in selling and administrative expenses in the income statements and amounted to $83,555 and $18,776 for the years ended December 31, 1999 and 1998, respectively.

    INCOME TAXES

    Fielding is an S Corporation, as defined under the Internal Revenue Code ("IRC"). As a consequence, all revenues and expenses pass directly through to the stockholders and, as such, no tax liability or tax expense is reflected for Fielding in the combined financial statements.

    MB Packaging recognizes deferred taxes by the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the financial statements and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance on net deferred tax assets is established when it is more likely than not that such assets will not be recognized.

    USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Significant estimates include allowance for uncollectible accounts. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentration of credit risk, consist primarily of cash and cash equivalents and accounts receivable. The Company maintains its cash and cash equivalents in bank accounts which, at times, may exceed federally insured limits. The Company has not experienced any such losses on these accounts.




                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------



    The Company monitors the balances of individual accounts receivable to assess any collectibility issues. The Company has not experienced significant losses related to these accounts in the past.

    Concentration of accounts receivable as of December 31, 1999 and 1998 and revenue for the years then ended, as a percentage of total accounts receivable and revenue, respectively, are as follows:

                                      Accounts receivable                Revenue
                                 ------------------------------ ---------------------------
                                       1999           1998          1999          1998
                                 ---------------  ------------- ------------- -------------
    Customer A                        17.8%          30.6%         38.8%         33.0%
    Customer B                        17.4%           <10%          <10%         13.2%
    Customer C                        10.6%           <10%          <10%          <10%
    Customer D                          -            11.8%          <10%          <10%
    Customer E                         <10%            -           11.2%         21.6%
    Customer F                         <10%           <10%         13.1%          <10%

    NEW ACCOUNTING STANDARDS

    In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133. These statements provide the accounting and reporting requirements for derivative financial instruments and for derivative instruments used as hedges for fiscal years beginning after June 15, 2000. Currently, the Company does not utilize derivative financial instruments, therefore the adoption of SFAS No. 133 is not expected to have a material impact on the financial statements.

    In April 1999, the Company adopted SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 was effective for fiscal years beginning after December 15, 1998. The adoption of SOP 98-1 did not have a material impact on the Company's financial statements.

    In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin ("SAB") No. 101, Revenue Recognition in Financial Statements, which summarizes certain of the SEC staff's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000, the SEC issued


                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------



    SAB 101A, Revenue Recognition in Financial Statements, which defers the effective date of SAB 101 from January 1, 2000 to April 1, 2000. In June 2000, the SEC issued SAB 101B, Second Amendment: Revenue Recognition in Financial Statements, which further defers the effective date to January 1, 2001. The Company believes its revenue recognition policies are consistent with SAB 101 and does not expect that implementation of SAB 101 will have a material impact on its financial condition, results of operations or cash flows.

    In March 2000, the FASB issued FIN No. 44, Accounting for Certain Transactions Involving Stock Compensation - an Interpretation of APB Opinion No. 25. The Interpretation clarifies the application of Opinion 25 for certain issues. FIN No. 44 is effective July 1, 2000, but certain conclusions must be applied earlier. The Company does not believe the adoption of FIN No. 44 will have a material effect on the Company's financial condition, results of operations or cash flows.


3.  ACCOUNTS RECEIVABLE

    Accounts receivable consist of the following at December 31:

                                                                     1999           1998
                                                                 -------------- --------------
    Accounts receivable                                          $   2,664,919  $     807,453
    Less:  allowance for doubtful accounts                            (463,736)      (100,000)
                                                                 -------------- --------------
    Accounts receivable, net                                     $   2,201,183  $     707,453
                                                                 ============== ==============


4.  PROPERTY AND EQUIPMENT

    Property and equipment consist of the following at December 31:

                                                        1999          1998
                                                     ------------  -------------
    Furniture and equipment                          $    338,032  $    254,263
    Leasehold improvements                                 11,773        11,773
    Automobiles                                            67,985        67,985
                                                     ------------  -------------
                                                          417,790       334,021
    Less accumulated depreciation and amortization       (288,898)     (250,805)
                                                     ------------  ------------
    Property and equipment, net                      $    128,892  $     83,216
                                                     ============  ============




                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------





    Depreciation and amortization expense for the years ended December 31, 1999 and 1998 amounted to $38,093 and $30,171, respectively.


5.  COMMITMENTS AND CONTINGENCIES

    The Company leases vehicles under non-cancelable operating lease agreements expiring at various dates through 2004. Future minimum lease payments under non-cancelable leases are as follows:

    Year Ended December 31

    2000                                       $     133,291
    2001                                              91,021
    2002                                              86,649
    2003                                              69,417
    2004                                              15,671
                                               -------------
    Total minimum lease payments               $     396,049
                                               =============

    The Company rents office space month-to-month from a corporation owned by two officers of the Company (see Note 10). Rent expense for all operating leases amounted to $395,351 and $187,136 for the years ended December 31, 1999 and 1998, respectively.


6. LINE OF CREDIT

    In March 1997, the Company entered into a $250,000 line of credit with a financial institution. The line of credit matured on March 24, 2000, accrues interest at prime rate plus 0.75% (9.25% and 8.50% at December 31, 1999 and 1998, respectively) and is collateralized by the Company's inventory and property and equipment. No amounts were outstanding under this line of credit as of December 31, 1999 and 1998. Subsequent to year end, the line of credit was increased to $350,000, extended to June 24, 2000 and expired unused.

    In April 1999, the Company entered into a $200,000 line of credit with a financial institution. The line of credit matured on March 24, 2000 and accrues interest at 9% per annum. No amount was outstanding under this line of credit as of December 31, 1999. Subsequent to December 31, 1999, the line was reduced to $100,000 and extended to March 24, 2001.



                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------





7.  EMPLOYEE BENEFITS

    The Company has a defined contribution 401(k) plan ("the 401(k) Plan") available to employees who are at least 21 years of age and have three months of service with the Company. The 401(k) Plan allows employees to contribute, on a tax-deferred basis, up to 15% of their annual compensation, subject to certain regulatory and plan limitations. Employer contributions to the plan are at the discretion of management. The Company contributed $36,359 and $29,328 for the years ended December 31, 1999 and 1998, respectively.

    The Company also sponsors a qualified noncontributory profit-sharing plan ("the Plan") which covers all employees of the Company who are at least 21 years of age and have completed one year of service with the Company. Employer contributions to the Plan are voluntary and determined by management. For the years ended December 31, 1999 and 1998, the Company contributed $40,000 and $75,000, respectively, to the Plan.


8.  STOCKHOLDERS' EQUITY

    In June 2000, MB Packaging, Inc. amended its Articles of Incorporation to authorize two classes of common stock as follows: (i) 10 shares of $1.00 par value Class A voting common stock; and (ii) 100 shares of $1.00 par value Class B nonvoting common stock. Subsequent to this amendment, 98 shares of Class B common stock were issued as bonus compensation to two employees of MB Packaging, Inc.


9.  INCOME TAXES

    The provision (benefit) for income taxes consists of the following:

                                                        Year ended
                                                       December 31,
                                                   ----------------------
                                                      1999        1998
                                                   ---------- -----------
    Current tax provision:
        United States                              $  30,956  $    -
        State                                          6,191       -
                                                   ---------- -----------

    Total provision for income taxes               $  37,147  $    -
                                                 ============ ===========


                                    Continued

             FIELDING PHARMACEUTICAL COMPANY AND MB PACKAGING, INC.

                   NOTES TO THE COMBINED FINANCIAL STATEMENTS

                                    --------





    A reconciliation between income taxes from operations computed using the federal statutory income tax rate and the Company's effective tax rate as of December 31, is as follows:

                                                                1999       1998
                                                              ---------- ----------
    Federal tax at statutory rate                               34.0%      34.0%
    State tax, net of federal benefit                            6.0%       6.0%
    Permanent differences for S Corporation status             (39.0%)    (40.0%)
                                                              ---------- ----------
    Provision for income taxes                                    1.0%      -%
                                                              ========== ==========

10. RELATED PARTY TRANSACTIONS

    In 1999, the Company leased its manufacturing and administrative facility from a corporation which is owned by two officers of the Company. The lease is month-to-month. Rent expense for this facility amounted to $133,395 for the year ended December 31, 1999. Such costs are included in selling and administrative expenses in the income statement.

    During 1999, two stockholders lent the Company $249,560 to meet short-term operating needs. These notes payable are non-interest bearing and were repaid subsequent to year end.


11. SUBSEQUENT EVENT

    On October 4, 2000, the Company signed a definitive agreement to sell the stock of the Company to Novavax, Inc. ("Novavax"), a publicly traded biopharmaceutical drug delivery company engaged in the research and development of differentiated drug products primarily in the field of women's health, infectious diseases and cancer. Under the terms of the agreement, Novavax will acquire all of the outstanding shares of common stock of the Company for $31.5 million, consisting of $13 million in cash and the remainder of common stock of Novavax. An additional $5 million in either cash or common stock will be paid to former stockholders of the Company upon successful and timely achievement of certain financial performance over the next 12 to 18 months.

                                                                     APPENDIX II

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                     INDEX TO COMBINED FINANCIAL STATEMENTS

                                   (UNAUDITED)

                                    --------



                                                    PAGE(S)

Financial Statements:

    Combined Balance Sheets                            2

    Combined Income Statements                         3

    Combined Statements of Cash Flows                  4

Notes to Combined Financial Statements                 5

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                             COMBINED BALANCE SHEETS

                                    --------

                                                                  September 30    December 31,
                                                                 --------------  -------------
                                                                      2000           1999
                                                                 --------------  -------------
                 ASSETS                                            (unaudited)

Current assets:
  Cash and cash equivalents                                      $   1,569,863   $  1,280,716
  Accounts receivables, net                                          1,250,853      2,201,183
  Inventories                                                          294,346        464,378
  Prepaid and other current assets                                     103,000          7,130
                                                                 --------------  -------------
         Total current assets                                        3,218,062      3,953,407
                                                                 --------------  -------------

Property and equipment, net                                            116,892        128,892
                                                                 --------------  -------------


         Total assets                                            $   3,334,954   $  4,082,299
                                                                 ==============  =============

                  LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
  Accounts payable                                               $      64,062   $     87,026
  Accrued expenses                                                          --        197,515
  Income taxes payable                                                      --         21,517
  Notes payable to stockholders                                             --        249,500
                                                                 --------------  -------------
         Total current liabilities                                      64,062        555,618
                                                                 --------------  -------------

Commitments and contingencies

Stockholders' equity:
  MB Packaging, Inc. stockholders' equity:
   Common stock; $1.00 par value; 10 shares authorized; 2
    shares issued and outstanding                                            2              2
   Additional paid-in capital                                              198            198
   Retained earnings                                                   919,940        406,809
                                                                 --------------  -------------
                                                                       920,140        407,009
                                                                 --------------  -------------

  Fielding Pharmaceutical Company stockholders' equity:
   Common stock; $10.00 par value; 3,000 shares authorized; 610
    shares issued and outstanding                                        6,100          6,100
   Retained earnings                                                 2,344,652      3,113,572
                                                                 --------------  -------------
                                                                     2,350,752      3,119,672
                                                                 --------------  -------------
         Total stockholders'equity                                   3,270,892      3,526,681
                                                                 --------------  -------------

         Total liabilities and stockholders' equity              $   3,334,954   $  4,082,299
                                                                 ==============  =============

          The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                           COMBINED INCOME STATEMENTS

                                   (UNAUDITED)

                                    --------


                                                             For the nine months ended
                                                                   September 30,
                                                            ----------------------------
                                                               2000           1999
                                                            ------------- --------------

Net sales                                                   $  7,924,559  $   8,386,991
Cost of sales                                                  1,534,107      2,162,686
                                                            ------------- --------------

Gross profit                                                   6,390,452      6,224,305

Selling and administrative expenses                            5,233,990      3,242,194
                                                            ------------- --------------

Operating income                                               1,156,462      2,982,111


   Interest income - net                                         (11,689)      (16,667)
                                                             ------------  -------------

Income before income taxes                                     1,168,151      2,998,778
Provision for income taxes                                            --         37,147
                                                            ------------- --------------

Net income                                                  $  1,168,151  $   2,961,631
                                                            ============= ==============


          The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.

                        COMBINED STATEMENTS OF CASH FLOWS

                                   (UNAUDITED)

                                    --------

                                                                For the nine months ended
                                                                      September 30,
                                                               ----------------------------
                                                                   2000            1999
                                                               -------------  -------------
Cash flows from operating activities:
  Net income                                                   $  1,168,151   $  2,961,631
  Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization                                     12,000         10,000
   Changes in operating assets and liabilities:
    Accounts receivable, net                                        950,330     (1,444,636)
    Inventories                                                     170,032       (139,758)
    Prepaid and other current assets                                (95,870)        10,620
    Accounts payable                                                (22,964)         5,612
    Accrued expenses                                               (197,515)      (95,193)
    Income taxes payable                                            (21,517)            --
                                                               -------------  -------------

         Net cash provided by operating activities                1,962,647      1,308,275
                                                               -------------  -------------

Cash flows from investing activities:
  Purchases of property and equipment                                    --        (55,676)
                                                               -------------  -------------

         Net cash used in investing activities                           --        (55,676)
                                                               -------------  -------------

Cash flows from financing activities:
  Payment of notes payable                                         (249,560)            --
  Distribution to stockholders                                   (1,423,940)      (638,462)
                                                               -------------  -------------

         Net cash used in financing activities                   (1,673,500)      (638,462)
                                                               -------------  -------------

Net increase in cash and cash equivalents for the year              289,147        614,137

Cash and cash equivalents at beginning of the period              1,280,716        414,435
                                                               -------------  -------------

Cash and cash equivalents at end of the period                 $  1,569,863   $  1,028,572
                                                               =============  =============


          The accompanying notes are an integral part of these combined financial statements.

                       FIELDING PHARMACEUTICAL COMPANY AND

                               MB PACKAGING, INC.


                     NOTES TO COMBINED FINANCIAL STATEMENTS


1.  DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

    DESCRIPTION OF BUSINESS

    Fielding Pharmaceutical Company, a Missouri corporation ("Fielding"), is a women's health care specialty pharmaceutical company focused on the marketing, distribution and sale of prescription products, including pre-natal vitamins.

    MB Packaging, Inc. ("MB Packaging") is a Missouri Corporation, which repackages pharmaceutical products for Fielding.

    BASIS OF PRESENTATION

    The combined financial statements include the accounts of Fielding Pharmaceutical Company and MB Packaging, Inc. ("the Company"). Stockholders' equity of each company has been shown separately. All intercompany transactions have been eliminated in combination.

    These statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and reflect all adjustments, which, in the opinion of management, are necessary for a fair presentation of the results for the interim periods presented. All such adjustments are of a normal recurring nature. Interim results are not necessarily indicative of the results for a full year.

    Certain information in footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to such rules and regulations, although the Company believes the disclosures are adequate to make the information presented not misleading. It is suggested that these financial statements be read in connection with the Company's combined financial statements and the notes thereto for the year ended December 31, 1999.

                                                                    APPENDIX III
                  UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The Unaudited Pro Forma Consoldated Statements of Operations assume that the acquisition of Fielding Pharmaceutical Company and MB Packaging, Inc. ("Fielding") had occurred on January 1, 1999, consonsolidating the results of operations of Novavax, Inc. (the "Company") and Fielding for the year ended December 31, 1999 and for the nine months ended September 30, 2000. The Unaudited Pro Forma Consoldated Balance Sheet as of September 30, 2000 reflects the acquisition as if it had occurred on September 30, 2000.

       On October 4, 2000 the Company entered into an Agreement and Plan of Merger by and among the Company, Fielding, each of the existing stockholders of Fielding (the "Stockholders") and Fielding Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Newco"), which provides for the merger of Fielding with and into Newco. The stockholders of Fielding will receive cash and shares of common stock of the Company in exchange for shares of common stock of Fielding. Of the total consideration of $31.5 million to be paid by the Company to the Fielding stockholders, $13 million will be paid in cash and $18.5 million will be paid in stock of the Company. In addition, the stockholders of Fielding could also receive up to an additional $5 million worth of stock of the Company, if Newco's earnings and revenues from the sale of Fielding products achieve certain targets following the closing of the merger. The Agreement and Plan of Merger requires that the Company enter into a two-year Employment Agreement with each of the four key members of the Fielding management team. It also requires that the Company sign a two-year lease for the facility presently used by Fielding in St. Louis, Missouri. The merger and obligations of the Company are contingent upon the Company obtaining third-party financing, upon terms and conditions satisfactory to the Company, in the amount of approximately $13.0 million or such other amount as shall be acceptable to the Company in its sole discretion. The acquisition will be recorded using the purchase method of accounting for business combinations.

  The following summarizes management's preliminary allocation of the purchase price based on the Fielding's September 30, 2000 Balance Sheet.

                                        (AMOUNTS IN THOUSANDS)
                                                       Cost          Estimated lives
                                                       ----          ---------------
        Current assets, net of current liabilities    $  3,154         --
        Property and equipment                        $    117         3-7 years
        Goodwill and other intangible assets           $30,029          15 years

    Property and equipment consists primarily of packaging and warehouse equipment that the Company believes will continue to be used in the operations of Fielding. Goodwill and other intangible assets are being amortized over their preliminary average useful lives of fifteen years.

    The pro forma information is based on the historical financial statements of the Company and Fielding after giving effect to the acquisition using the purchase method of accounting and assumptions and adjustments considered appropriate by the Company, certain of which are described in the accompanying Notes to Unaudited Pro Forma Consolidated Financial Statements. The pro forma information is provided for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition that actually would have been obtained if the acquisition had occurred on the dates indicated or of the results that may be obtained in the future.

    The Unaudited Pro Forma Consolidated Financial Information should be read in conjunction with the historical financial statements and the related notes thereto of the Company and Fielding. The historical financial statements of Fielding and the related notes thereto are included herein. The historical financial statements of Novavax, Inc. and the related notes thereto have been previously filed with the Securities and Exchange Commission and are available from the Company upon written request.

                               NOVAVAX, INC.
                UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                         AS OF SEPTEMBER 30, 2000
                          (AMOUNTS IN THOUSANDS)

                                                                        PRO FORMA
                                         NOVAVAX        FIELDING       ADJUSTMENTS        PRO FORMA
                                        ----------   ---------------   ------------      -----------

ASSETS
Current Assets:

  Cash and cash equivalents               $10,059            $1,570    $   15,000   (a)     $11,829
                                                                          (14,800)  (b)
  Accounts receivable                         613             1,251                           1,864
  Inventories                                  --               294                             294
  Prepaid expenses and other current
   assets                                      34               103                             137
                                        ----------   ---------------   ------------      -----------
      Total current assets                 10,706             3,218            200           14,124

Property and equipment, net                 1,549               117                           1,666
Patent costs, net                           1,603                --                           1,603
Goodwill and other intangible assets                                        30,029  (d)      30,029
Other assets                                  629                --                             629
                                        ----------   ---------------   ------------      -----------
Total assets                              $14,487            $3,335        $30,229          $48,051
                                        ----------   ===============   ============      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                          1,925                64                           1,989
  Accrued payroll                             102                --                             102
                                        ----------   ---------------   ------------      -----------
Total current liabilities                   2,027                64             --            2,091
                                        ----------   ---------------   ------------      -----------


Note Payable                                                                15,000  (a)      15,000


Commitments and contingencies

Stockholders' equity:
  Common stock                                200                --             23  (c)         223
  Additional paid-in capital               67,194                --         18,477  (c)      85,671
  Accumulated deficit                    (50,098)             3,271        (3,271)  (d)    (50,098)
  Deferred compensation of stock
   option                                     (1)                --                             (1)
  Treasury stock                          (4,835)                --                         (4,835)
                                        ----------   ---------------   ------------      -----------
Total stockholders' equity                 12,460             3,271         15,229           30,960
                                        ----------   ---------------   ------------      -----------
Total liabilities and stockholders'
equity                                    $14,487            $3,335        $30,229          $48,051
                                        ==========   ===============   ============      ===========

                               NOVAVAX, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2000
      (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)

                                                        FIELDING        PRO FORMA
                                         NOVAVAX     PHARMACEUTICAL    ADJUSTMENTS         PRO FORMA
                                       -----------   ---------------   ------------       ------------


Net sales                                  $1,668            $7,925    $        --             $9,593
Cost of sales                                  --             1,534             --              1,534
                                       -----------   ---------------   ------------       ------------

Gross profit                                1,668             6,391             --              8,059
                                       -----------   ---------------   ------------       ------------

Operating expenses:
  General and administrative                2,765             5,234          1,501 (e)          9,500
  Research and development                  6,561                --                             6,561
                                       -----------   ---------------   ------------       ------------
Total operating expenses                    9,326             5,234          1,501             16,061
                                       -----------   ---------------   ------------       ------------

Operating (loss) profit                   (7,658)             1,157        (1,501)            (8,002)
Interest income (expense)                     454                11          (675) (f)          (210)
                                       -----------   ---------------   ------------       ------------

Income before provision for income
taxes                                     (7,204)             1,168        (2,176)            (8,212)
(Benefit) provision for income taxes           --                --             --                 --
                                       -----------   ---------------   ------------       ------------

Net (loss) income                        ($7,204)            $1,168       ($2,176)           ($8,212)
                                       ===========   ===============   ============       ============

Per share information: basic and
diluted
Net (loss) income                         ($0.38)             $0.51                           ($0.39)
                                       ===========   ===============                      ============

Weighted average number of common
       shares outstanding
                                       18,727,414         2,312,500                        21,039,914
                                       ===========   ===============                      ============

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE YEAR ENDED DECEMBER 31, 1999
      (AMOUNTS IN THOUSANDS, EXCEPT SHARE AND PER SHARE INFORMATION)


                                                        FIELDING        PRO FORMA
                                        NOVAVAX      PHARMACEUTICAL    ADJUSTMENTS          PRO FORMA
                                       -----------   ---------------   ------------        ------------

Net sales                                  $1,181           $11,569             --             $12,750
Cost of sales                                  --             2,787             --               2,787
                                       -----------   ---------------   ------------        ------------

Gross profit                                1,181             8,782             --               9,963
                                       -----------   ---------------   ------------        ------------

Operating expenses
  General and administrative                2,393             5,177          2,002  (e)          9,572
  Research and development                  3,354                --             --               3,354
                                       -----------   ---------------   ------------        ------------
Total operating expenses                    5,747             5,177          2,002              12,926
                                       -----------   ---------------   ------------        ------------

Operating (loss) profit                   (4,566)             3,605        (2,002)             (2,963)
Interest income (expense)                      60                16          (900)  (f)          (824)
                                       -----------   ---------------   ------------        ------------

Income before provision for income
taxes                                     (4,506)             3,621        (2,902)             (3,787)
(Benefit) provision for income taxes           --                37             --                  37
                                       -----------   ---------------   ------------        ------------

Net (loss) income                        ($4,506)            $3,584       ($2,902)            ($3,824)
                                       ===========   ===============   ============        ============


Per share information: basic and
diluted
Net (loss) income                         ($0.31)             $1.55                            ($0.23)
                                       ===========   ===============                       ============

Weighted average number of common
shares outstanding                     14,511,081         2,312,500                         16,823,581

                                       ===========   ===============                       ============

                                  NOVAVAX, INC.
         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION

Novavax, Inc., a Delaware corporation, ("Novavax" or the "Company"), is a biopharmaceutical company engaged in the research and development of differentiated drug products primarily in the fields of women's health, infectious diseases and cancer. Fielding Pharmaceutical Company and MB Packaging, Inc. ("Fielding") is a women's health care specialty pharmaceutical company focused on the marketing, distribution and sale of prescription products, including prenatal vitamins and other products.

The Unaudited Pro Forma Consolidated Statements of Operations assume that the acquisition of Fielding had occurred on January 1, 1999, combining the results of operations of Novavax and Fielding for the year ended December 31, 1999 and for the nine months ended September 30, 2000. The Unaudited Pro Forma Consolidated Balance Sheet as of September 30, 2000 reflects the acquisition as if it had occurred on September 30, 2000.


NOTE 2. ACQUISITION OF FIELDING PHARMACEUTICALS COMPANY

       On October 4, 2000 the Company entered into an Agreement and Plan of Merger by and among the Company, Fielding, each of the existing stockholders of Fielding (the "Stockholders") and Fielding Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of the Company ("Newco"), which provides for the merger of Fielding with and into Newco. The stockholders of Fielding will receive cash and shares of common stock of the Company in exchange for shares of common stock of Fielding. Of the total consideration of $31.5 million to be paid by the Company to the Fielding stockholders, $13 million will be paid in cash and $18.5 million will be paid in stock of the Company. In addition, the stockholders of Fielding could also receive up to an additional $5 million worth of stock of the Company, if Newco's earnings and revenues from the sale of Fielding products achieve certain targets following the closing of the merger. The Agreement and Plan of Merger requires that the Company enter into a two-year Employment Agreement with each of the four key members of the Fielding management team. It also requires that the Company sign a two year lease for the facility presently used by Fielding in St. Louis, Missouri. The merger and obligations of the Company are contingent upon the Company obtaining third-party financing, upon terms and conditions satisfactory to the Company, in the amount of approximately $13.0 million or such other amount as shall be acceptable to the Company in its sole discretion.

                               NOVAVAX, INC.
   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

NOTE 2. ACQUISITION OF FIELDING PHARMACEUTICALS COMPANY, CONTINUED

       The following summarizes management's preliminary allocation of the purchase price based on the Fielding's September 30, 2000 Balance Sheet.

                                                     (AMOUNTS IN THOUSANDS)
                                                      COST          ESTIMATED LIVES
                                                      ----          ---------------
        Current assets, net of current liabilities    $  3,154
        Property and equipment                        $    117            3-7 years
        Goodwill and other intangible assets          $ 30,029             15 years

       Property and equipment consists primarily of packaging and warehouse equipment that the Company believes will continue to be used in the operations of Fielding. Goodwill and other intangible assets are being amortized over their preliminary average useful lives of fifteen years.

NOTE 3. PRO FORMA ADJUSTMENTS

(a) Proceeds from the issuances of $15 million of 6% notes payable, to fund the Fielding acquisition.

(b) Estimated payments related to the acquisition of Fielding. Includes $13,000,000 paid to the Fielding stockholders and payment of direct transaction costs of $1,800,000.

(c) Represents $18,500,000 of Novavax common stock (2,312,500 shares at $8.00 per share) issued to the Fielding stockholders in connection with the acquisition of Fielding.

(d) Preliminary allocation of gross purchase price:

        Cash paid for acquisition                     $13,000,000
        Stock issued for acquisition                   18,500,000
        Direct transaction costs                        1,800,000
                                                        ---------
        Gross purchase price                           33,300,000
        Net assets acquired                            (3,271,000)
                                                       -----------
        Goodwill and other intangible assets          $30,029,000
                                                      ===========

(e) Represents amortization of goodwill and other intangible assets over their preliminary average useful lives of fifteen-years.

(f) Interest expense on 6% notes payable for the periods shown.